The Cato Corporation
8100 Denmark Road
Charlotte, North Carolina 28723-5975

Re:	Registration Statement on Form S-8 relating to the issuance of $20,000,000 Deferred Compensation Obligations under The Cato Deferred Compensation Plan (effective July 28, 2011) (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to The Cato Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to $20,000,000 of deferred compensation obligations (the “Obligations”) that represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Plan.

In such capacity, we have examined original, certified, conformed, electronic or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinion expressed below. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, electronic, conformed or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinion expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

Based upon the foregoing, it is our opinion that, when issued by the Company in accordance with the terms of the Plan, the Obligations will be valid and binding obligations of the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

The opinion set forth above is limited to the corporation laws of the states of Delaware and North Carolina, and we express no opinion with respect to the laws of any other state or jurisdiction.

ROBINSON, BRADSHAW & HINSON, P.A. : robinsonbradshaw.com
Charlotte Office : 101 N. Tryon St., Ste. 1900, Charlotte, NC 28246 : 704.377.2536

The Cato Corporation
April 12, 2019

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.